RESEARCH FRONTIERS RAISES $5.6 MILLION IN PRIVATE PLACEMENT OF SECURITIES

Woodbury, New York – October 3, 2012. Research Frontiers Incorporated (NASDAQ: REFR) today announced that it has entered into an agreement to sell 1,250,000 shares of its common stock, and warrants to purchase 250,000 shares of its common stock, to an institutional investor. Each share and corresponding warrant will be sold at an aggregate price of $4.49, resulting in gross proceeds of approximately $5,612,500. The warrants are exercisable for a period of five years beginning on the six-month anniversary of the closing date at an exercise price of $6.73 per share (approximately 150% of the aggregate offering price).

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The offering is expected to close on or before October 8, 2012, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole placement agent for the offering.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were issued and sold in a private placement pursuant to Regulation D of the Securities Act.

The Company has agreed to file a registration statement that covers the resale of the shares by the purchaser and the shares issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

CONTACT:
Seth L. Van Voorhees
Chief Financial Officer
Research Frontiers Inc.
+1-516-364-1902
IR@SmartGlass.com